Exhibit 99.1

Signing Day Sports Announces Selected Financial Results for the Year Ended December 31, 2024

Company Achieves 100% Revenue Growth For Year Ended December 31, 2024, Compared to 2023

SCOTTSDALE, Ariz., April 11, 2025 -- Signing Day Sports, Inc. (“Signing Day Sports” or the “Company”) (NYSE American: SGN), the developer of the Signing Day Sports app and platform to aid high school athletes in the recruitment process, today provided a business update and announced selected financial results for the year ended December 31, 2024.

“We are pleased to report a year of significant growth and success at Signing Day Sports,” commented Daniel Nelson, Chief Executive Officer and Chairman of Signing Day Sports. “With revenue reaching approximately $0.6 million for the year ended December 31, 2024—a 100% increase from approximately $0.3 million in 2023—and gross profit rising to approximately $0.4 million from approximately $0.3 million, we are seeing the tangible results of our strategic initiatives. These results reflect our belief in the strength of our business model and highlight the increased demand for our platform.

“As the athletic recruiting industry continues to evolve, Signing Day Sports remains committed to empowering student-athletes with innovative tools and resources to navigate the recruitment process. Over the past year, we have continued key business relationships, including our continued collaboration with the U.S. Army Bowl, with the aim of further solidifying our leadership in the recruiting space. These efforts are driven by the significant impact we are seeking to make with our platform.

“Looking forward, we will continue prioritizing technology and customer growth opportunities to drive strategic growth. We believe that initiatives such as recruiting webinars, an expanded coaches’ contact list, and potential strategic transactions will enable us to unlock new opportunities and deliver even greater value to our users. Our commitment to broadening our geographic reach and growing our customer base has never been stronger as we lay the groundwork for long-term scalability.

“The challenges we navigated in 2024 have only reinforced the resilience and dedication of our team. I am incredibly proud of their focus and determination. As we move ahead, we are more committed than ever to execute our vision, strengthen relationships with our customers and collaborators, and drive long-term success for Signing Day Sports. Through disciplined capital allocation, strategic innovation, consistent execution, and a long-term growth mindset, we are shaping the future of athletic recruiting and creating meaningful opportunities for student-athletes nationwide,” concluded Mr. Nelson.

Financial results for the year ended December 31, 2024

●	Revenue totaled approximately $0.6 million for the year ended December 31, 2024, 2024, compared to approximately $0.3 million for the comparable 2023 period.

●	Cost of revenues totaled approximately $0.2 million for the year ended December 31, 2024, compared to approximately $0.04 million in 2023.

●	Advertising and marketing expenses were approximately $0.09 million for the year ended December 31, 2024, compared to approximately $0.4 million for the 2023 comparable period.

●	General and administrative expenses were approximately $7.8 million in 2024, compared to approximately $4.6 million in 2023.

●	Net loss was approximately $8.7 million, and diluted loss per share was $19.86, for the year ended December 31, 2024, compared to a net loss of approximately $5.5 million, and diluted loss per share of $19.85 in 2023.

The selected results included in this press release should be reviewed together with the Company’s complete financial results for the year ended December 31, 2024. The complete financial results for the year ended December 31, 2024 are available in the Company’s Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on April 11, 2025, and is available at: www.sec.gov.

Signing Day Sports

Signing Day Sports’ mission is to help student-athletes achieve their goal of playing college sports. Signing Day Sports’ app allows student-athletes to build their Signing Day Sports’ recruitment profile, which includes information college coaches need to evaluate and verify them through video technology. The Signing Day Sports app includes a platform to upload a comprehensive data set including video-verified measurables (such as height, weight, 40-yard dash, wingspan, and hand size), academic information (such as official transcripts and SAT/ACT scores), and technical skill videos (such as drills and mechanics that exemplify player mechanics, coordination, and development). For more information on Signing Day Sports, go to https://bit.ly/SigningDaySports.

Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors. These risks, uncertainties and other factors are described more fully in the section titled “Risk Factors” in the Company’s periodic reports which are filed with the Securities and Exchange Commission. These risks, uncertainties and other factors are, in some cases, beyond our control and could materially affect results. If one or more of these risks, uncertainties or other factors become applicable, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Investor Contacts:

Crescendo Communications, LLC

212-671-1020

SGN@crescendo-ir.com